CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Sunstock, Inc.

We consent to the inclusion in the foregoing Registration Statement of Sunstock, Inc. on Form S-1, of our report dated June 23, 2014, relating to our audits of the balance sheets as of December 31, 2013 and 2012, statements of operations, stockholders' equity and cash flows for the year ended December 31, 2013 and the periods from July 23, 2012 (Inception) through December 31, 2012 and 2013. Our report dated June 23, 2014, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton & Chia, LLP

Newport Beach, California

August 12, 2014